Exhibit 99.1

Pitney Bowes Announces Full Year and Fourth Quarter 2015 Financial Results

STAMFORD, Conn.--(BUSINESS WIRE)--February 2, 2016--Pitney Bowes Inc. (NYSE:PBI), a global technology company that provides products and solutions that power commerce, today reported financial results for the full year and the fourth quarter 2015. The Company also provided annual guidance for 2016.

Full-Year 2015:

  Revenue of $3.6 billion, a decline of 3 percent on a constant currency basis and 6 percent on a reported basis
  Adjusted EPS of $1.75; GAAP EPS of $2.03. EPS includes a $0.07 per share negative impact of foreign exchange during the year.
  SG&A expenses of $1.3 billion, a reduction of $98 million year-over-year
  Free cash flow of $456 million; GAAP cash from operations of $515 million
  Repurchased $135 million of common stock; reduced debt by $280 million and refinanced $110 million of debt

Fourth Quarter 2015:

  Revenue of $937 million, a decline of 2 percent on a constant currency basis and 5 percent on a reported basis
  Adjusted EPS of $0.48; GAAP EPS of $0.44. EPS includes a $0.02 per share negative impact of foreign exchange during the quarter.
  SG&A expenses of $341 million, a reduction of $6 million
  Free cash flow of $157 million; GAAP cash from operations of $164 million
  Repurchased $35 million of common stock and refinanced $110 million of debt using funds from a $150 million bank term loan

“We made substantial progress against our strategic objectives in 2015 and entered 2016 in a stronger position," said Marc B. Lautenbach, President and CEO, Pitney Bowes. “In the fourth quarter, most of our businesses performed in-line with our long term expectations; however, our Software business fell short of what we had expected. As we look forward, we continue to feel good about where we are in our transformation and our ability to deliver long term value to our shareholders.”

FULL YEAR 2015 RESULTS

For the full year, revenue totaled $3.6 billion, a decline of 3 percent on a constant currency basis and 6 percent on a reported basis when compared to the prior year. As part of its previously announced go-to-market strategy, in 2014 the Company exited a non-core product line in Norway and transitioned from a direct sales model to a dealer sales network in six smaller European markets for the International Mailing and Production Mail segments. For comparative purposes, revenue for 2015 would have declined 2 percent on a constant currency basis when revenue in the current and prior years is adjusted for the impact of these divested revenues.

On a Generally Accepted Accounting Principles (GAAP) basis, earnings per diluted share were $2.03.

Adjusted earnings per diluted share from continuing operations were $1.75 and exclude:

  $0.32 which includes a gain from the sale of Imagitas of $0.44 and net acquisition and disposition related expenses of $0.12;
  $0.09 of restructuring and asset impairment charges;
  $0.02 of legal settlement expense;
  $0.04 benefit related to a previous investment divestiture;
  $0.03 of income from discontinued operations.

Earnings per share for the year were reduced by $0.07 due to the impacts of foreign exchange. Additionally, adjusted earnings per share were adversely impacted by the 33.5 percent tax rate, which was at the high-end of the Company’s guidance range primarily due to a greater percentage of U.S. sourced income.

Free cash flow for the year was $456 million and the Company generated $515 million of cash from operations on a GAAP basis. In addition to investing in the business, the Company used the cash to pay $150 million in dividends to its common shareholders; repurchase $135 million worth of its common stock and make $62 million in restructuring payments during the year. In comparison to the prior year, free cash flow was lower primarily due to the timing of working capital requirements.

FOURTH QUARTER 2015 RESULTS

Revenue totaled $937 million, a decline of 2 percent on a constant currency basis and 5 percent on a reported basis when compared to the prior year.

Revenue benefited from 14 percent growth on a constant currency basis and 11 percent growth on a reported basis in the Digital Commerce Solutions group, driven by growth in Global Ecommerce offset partially by lower results in the Software segment.

Revenue in the Enterprise Business Solutions group grew 1 percent on a constant currency basis and declined 2 percent on a reported basis. This resulted from continued growth in Presort Services offset by a decline in Production Mail.

In the Small and Medium Business (SMB) Solutions group, revenue declined 3 percent on a constant currency basis and 6 percent on a reported basis. North America Mailing had a decline of only one percent for equipment sales in the U.S. compared to the prior year. Total revenue for International Mailing had the lowest rate of decline on a constant currency basis since the implementation of the new go-to-market strategy.

On a GAAP basis, earnings per diluted share were $0.44 for the fourth quarter.

Adjusted earnings per diluted share from continuing operations were $0.48 and exclude:

  $0.02 of expenses related to the exit of certain geographic markets during the quarter;
  $0.05 for restructuring charges and asset impairments;
  $0.03 of income from discontinued operations.

Earnings per share this quarter were reduced by $0.02 due to the impacts of foreign exchange.

Free cash flow during the quarter was $157 million, which was similar to the prior year. The Company generated $164 million of cash from operations on a GAAP basis. The Company used the cash to pay $37 million in dividends to its common shareholders; repurchase $35 million worth of its common stock and make $16 million in restructuring payments.

The Company’s results for the quarter and full year are summarized in the table below:

($ millions, except EPS)	Fourth Quarter		Full Year
	2015	2014	2015	2014
Revenue	$937	$984	$3,578	$3,822

Adjusted EPS from continuing operations	$0.48	$0.51	$1.75	$1.90
Gain on sale of Imagitas and net acquisition and disposition related expenses	($0.02)	-	$0.32	-
Restructuring charges and asset impairments	($0.05)	($0.22)	($0.09)	($0.29)
Legal settlement	-	-	($0.02)	-
Investment divestiture	-	-	$0.04	$0.05
Extinguishment of debt	-	-	-	($0.19)
GAAP EPS from continuing operations	$0.41	$0.29	$2.00	$1.47
Discontinued operations – income	$0.03	$0.02	$0.03	$0.17
GAAP EPS	$0.44	$0.31	$2.03	$1.64

Free Cash Flow	$157	$154	$456	$571

* The sum of the earnings per share may not equal the totals above due to rounding.

DEBT MANAGEMENT

During the year, the Company paid down $280 million of debt using cash on the balance sheet and the issuance of commercial paper. In the fourth quarter, the Company used funds from a new $150 million bank term loan to refinance $110 million of debt. In January 2016, the Company obtained an additional $300 million of bank term loans and refinanced $371 million of debt that matured in January.

BUSINESS SEGMENT REPORTING

The Company revised its business segment reporting in the second quarter 2015 for its Digital Commerce Solutions segment. The Company’s business segment reporting reflects the clients served in each market and the way it manages these segments for growth and profitability. The primary reporting segment groups are the SMB Solutions group; the Enterprise Business Solutions group; and the Digital Commerce Solutions group.

The SMB Solutions group offers mailing equipment, financing, services and supplies for small and medium businesses to efficiently create mail and evidence postage. This group includes the North America Mailing and International Mailing segments. North America Mailing includes the operations of U.S. and Canada Mailing. International Mailing includes all other SMB operations around the world.

The Enterprise Business Solutions group provides mailing and printing equipment and services for large enterprise clients to process mail, including sortation services to qualify large mail volumes for postal worksharing discounts. This group includes the global Production Mail and Presort Services segments.

The Digital Commerce Solutions group provides customer engagement, customer information and location intelligence software; and solutions that facilitate global cross-border ecommerce transactions and shipping solutions for businesses of all sizes. This group includes the Software Solutions and Global Ecommerce segments.

The Other segment is comprised of the Imagitas marketing services business, which was sold on May 29, 2015.

SMB Solutions Group
(millions, except percentages)	Fourth Quarter
Revenue	2015	2014	Y/Y Reported	Y/Y Ex Currency
North America Mailing	$363	$376	(3%)	(2%)
International Mailing	114	134	(15%)	(6%)
SMB Solutions Total	$477	$510	(6%)	(3%)

EBIT
North America Mailing	$165	$166	(1%)
International Mailing	14	21	(32%)
SMB Solutions Total	$179	$187	(4%)

North America Mailing

Revenue declined on a constant currency basis at a lesser rate than through the first nine months of the year. In the U.S., equipment sales declined one percent versus the prior year while recurring revenue streams continued to perform in-line with prior quarters. EBIT margin improved versus the prior year due to the mix of business and lower employee-related costs.

International Mailing

Revenue declined at its lowest rate all year, benefiting from improved equipment sales trends in most of the major markets where the Company has completed the shift in its go-to-market strategy. Equipment sales revenue grew on a constant currency basis, driven in part by increased sales in the UK. In France, equipment sales declined at a lesser rate than in previous quarters as the new sales structure increased productivity. However, equipment sales growth was offset by a decline in the recurring revenue streams. During the quarter, the Company sold, or entered into agreements to sell assets and convert to a dealer model in Mexico, South Africa and five markets in Asia.

International Mailing’s EBIT margin declined versus the prior year due to the impact of currency on costs and reduced, higher-margin recurring stream revenue.

Enterprise Business Solutions Group
(millions, except percentages)	Fourth Quarter
Revenue	2015	2014	Y/Y Reported	Y/Y Ex Currency
Production Mail	$122	$132	(7%)	(3%)
Presort Services	122	117	4%	4%
Enterprise Business Total	$245	$249	(2%)	1%

EBIT
Production Mail	$17	$20	(15%)
Presort Services	28	30	(8%)
Enterprise Business Total	$45	$50	(10%)

Production Mail

Revenue trends improved versus the prior two quarters and benefited from growth in inserting equipment sales, driven in part by the new Epic™ product line, and higher supplies revenue. Revenue was adversely impacted by fewer printer installations than the prior year. EBIT margin declined versus the prior year due to product mix and increased engineering investments.

Presort Services

Revenue benefited from higher volumes of First Class and Standard mail processed versus the prior year, as well as new client acquisitions. EBIT margin declined versus the prior year due in part to investments made to expand the network into two new U.S. markets.

Digital Commerce Solutions Group
(millions, except percentages)	Fourth Quarter
Revenue	2015	2014	Y/Y Reported	Y/Y Ex Currency
Software Solutions	$103	$116	(12%)	(7%)
Global Ecommerce	112	77	45%	46%
Digital Commerce Total	$215	$194	11%	14%

EBIT
Software Solutions	$14	$21	(34%)
Global Ecommerce	9	8	23%
Digital Commerce Total	$23	$28	(19%)

Software Solutions

Revenue declined due to lower licensing revenues in the Americas and Europe. The Company has allocated additional resources to expand its channel reach and focus on several high-potential industries and solutions. EBIT margin declined as a result of the lower amount of licensing revenue, which has a high margin.

Global Ecommerce

Results included a full quarter of revenue from Borderfree and growth in UK marketplace revenue. A number of new retail clients and expanded payment options also added to revenue in the quarter. However, outbound package shipments from the U.S. continued to be pressured by the strong U.S. dollar. This was especially true with regard to the Canadian and Australian dollars, which both declined in value by 15 percent versus the U.S. currency in comparison to the prior year. These markets represent two of the top three markets for volume shipped from the U.S.

EBIT margin declined versus the prior year due to the amortization of acquisition-related intangible assets, which offset the early stages of synergy savings.

Other
($ millions)	Fourth Quarter
	2015	2014	Y/Y Reported	Y/Y Ex Currency
Revenue	$0	$31	NM	NM
EBIT	$0	$5	NM

The Other segment is comprised of the Imagitas marketing services business, which was sold in May 2015.

2016 GUIDANCE

This guidance discusses future results, which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2014 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

This guidance excludes any unusual items that may occur or additional portfolio or restructuring actions, not specifically identified, as the Company implements plans to further streamline its operations and reduce costs. This guidance also assumes that the global economy and foreign exchange markets in 2016 will not change significantly from year-end 2015 levels. Volatility in the foreign exchange markets could have a material effect on the Company’s reported results compared to guidance. From a sensitivity perspective, for each 5 percent movement of the exchange rates material to the Company’s business, reported revenue growth could be impacted by an approximately 150 basis point change and adjusted earnings per share could be impacted by about $0.03 per share.

The Company expects in 2016:

  Revenue, excluding the impacts of currency; to be driven by growth in the double-digit range in Digital Commerce Solutions; flat to modest growth in Enterprise Business Solutions and a low single-digit decline in SMB Solutions.
  Revenue is expected to benefit from:
    the completion of the go-to-market shift in the Company’s major markets;
    new product launches across the portfolio;
    recent acquisitions, including Borderfree, Real Time Content (RTC) and Enroute Systems Corporation;
    the addition of new brands and retailers in ecommerce;
    the expansion of the Company’s Presort Services network.
  Ongoing improvement in SG&A as a percent of revenue as a result of the expected benefits from the implementation of the new ERP program. The majority of these benefits in 2016 are expected to be realized in the second half of the year, after the U.S. launch and stabilization period.
  Incremental Marketing expense related to the Company’s new advertising campaign that is expected to be the highest in the first and fourth quarters.
  A tax rate in the range of 32 to 35 percent.

Based on the above assumptions, the Company’s 2016 guidance is as follows:

  Revenue, on a constant currency basis, is expected to be in the range of a 1 percent decline to 2 percent growth when compared to 2015.
  Earnings per diluted share from continuing operations to be in the range of $1.80 to $2.00 on both an adjusted and GAAP basis. This guidance does not anticipate any potential adjustments to earnings.
  Free cash flow to be in the range of $425 million to $525 million.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pb.com.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a global technology company offering innovative products and solutions that enable commerce in the areas of customer information management, location intelligence, customer engagement, shipping and mailing, and global ecommerce. More than 1.5 million clients in approximately 100 countries around the world rely on products, solutions and services from Pitney Bowes. For additional information, visit Pitney Bowes at www.pitneybowes.com.

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP). The Company uses measures such as adjusted earnings before interest and taxes (EBIT), adjusted earnings per share, adjusted income from continuing operations and free cash flow to exclude the impact of special items like restructuring charges, tax adjustments, and goodwill and asset write-downs, because, while these are actual Company expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

The use of free cash flow provides investors insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for capital expenditures, as well as special items like cash used for restructuring charges, unusual tax settlements or payments and contributions to its pension funds. Management uses segment EBIT to measure profitability and performance at the segment level. Segment EBIT is determined by deducting from revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. In addition, revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; management of outsourcing arrangements; the implementation of a new enterprise resource planning system; changes in business portfolio; the success of our investment in rebranding the Company; the risk of customer concentration in our Digital Commerce Solutions group; integrating newly acquired businesses, including operations and product and service offerings; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; and other factors beyond its control as more fully outlined in the Company's 2014 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months and twelve months ended December 31, 2015 and 2014, and consolidated balance sheets at December 31, 2015 and 2014 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited; in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Revenue:
Equipment sales	$199,831	$212,339	$695,159	$770,371
Supplies	72,925	71,691	288,103	300,040
Software	103,265	116,852	386,506	429,743
Rentals	107,934	119,560	441,663	484,629
Financing	103,043	107,330	410,035	432,859
Support services	139,149	154,372	554,764	625,135
Business services	210,800	201,769	801,830	778,727

Total revenue	936,947	983,913	3,578,060	3,821,504

Costs and expenses:
Cost of equipment sales	98,363	103,388	331,069	365,724
Cost of supplies	22,890	23,546	88,802	93,675
Cost of software	27,996	30,337	113,580	123,760
Cost of rentals	21,061	23,065	84,188	97,338
Financing interest expense	17,620	18,829	71,791	78,562
Cost of support services	78,107	88,800	322,960	377,003
Cost of business services	140,642	138,257	546,201	544,729
Selling, general and administrative	340,643	346,903	1,279,961	1,378,400
Research and development	26,463	29,030	110,156	109,931
Restructuring charges and asset impairments, net	11,477	61,894	25,782	84,560
Interest expense, net	22,383	23,184	87,583	90,888
Other expense (income), net	78	-	(94,838)	45,738

Total costs and expenses	807,723	887,233	2,967,235	3,390,308

Income from continuing operations before income taxes	129,224	96,680	610,825	431,196

Provision for income taxes	44,204	33,134	189,778	112,815

Income from continuing operations	85,020	63,546	421,047	318,381

Income from discontinued operations, net of tax	5,853	3,576	5,271	33,749

Net income before attribution of noncontrolling interests	90,873	67,122	426,318	352,130

Less: Preferred stock dividends of subsidiaries attributable
to noncontrolling interests	4,594	4,594	18,375	18,375

Net income - Pitney Bowes Inc.	$86,279	$62,528	$407,943	$333,755

Amounts attributable to common stockholders:
Income from continuing operations	$80,426	$58,952	$402,672	$300,006
Income from discontinued operations, net of tax	5,853	3,576	5,271	33,749

Net income - Pitney Bowes Inc.	$86,279	$62,528	$407,943	$333,755

Basic earnings per share attributable to common stockholders (1):
Continuing operations	$0.41	$0.29	$2.01	$1.49
Discontinued operations	0.03	0.02	0.03	0.17

Net income - Pitney Bowes Inc.	$0.44	$0.31	$2.04	$1.65

Diluted earnings per share attributable to common stockholders (1):
Continuing operations	$0.41	$0.29	$2.00	$1.47
Discontinued operations	0.03	0.02	0.03	0.17

Net income - Pitney Bowes Inc.	$0.44	$0.31	$2.03	$1.64

Weighted-average shares used in diluted EPS	197,959,779	203,110,509	200,944,874	203,961,446

(1)The sum of the earnings per share amounts may not equal the totals due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited; in thousands, except per share data)

Assets	December 31, 2015	December 31, 2014 (1)
Current assets:
Cash and cash equivalents	$677,431	$1,079,145
Short-term investments	102,122	32,121

Accounts receivable, gross	466,589	448,017
Allowance for doubtful accounts	(9,262)	(10,742)
Accounts receivable, net	457,327	437,275

Short-term finance receivables	950,684	1,019,412
Allowance for credit losses	(15,514)	(19,108)
Short-term finance receivables, net	935,170	1,000,304

Inventories	88,824	84,827
Current income taxes	6,584	28,584
Other current assets and prepayments	64,325	57,173
Assets held for sale	-	52,271

Total current assets	2,331,783	2,771,700

Property, plant and equipment, net	330,088	285,091
Rental property and equipment, net	180,662	200,380

Long-term finance receivables	769,303	828,723
Allowance for credit losses	(6,249)	(9,002)
Long-term finance receivables, net	763,054	819,721

Goodwill	1,745,957	1,672,721
Intangible assets, net	187,378	82,173
Non-current income taxes	70,294	98,806
Other assets	532,245	569,110

Total assets	$6,141,461	$6,499,702

Liabilities, noncontrolling interests and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,457,614	$1,572,971
Current income taxes	16,620	30,527
Current portion of long-term debt and notes payable	461,085	324,879
Advance billings	353,025	386,846

Total current liabilities	2,288,344	2,315,223

Deferred taxes on income	205,668	114,950
Tax uncertainties and other income tax liabilities	68,429	86,127
Long-term debt	2,507,912	2,927,127
Other non-current liabilities	596,017	682,646

Total liabilities	5,666,370	6,126,073

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	1	1
Cumulative preference stock, no par value, $2.12 convertible	505	548
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	161,280	178,852
Retained earnings	5,155,537	4,897,708
Accumulated other comprehensive loss	(888,635)	(846,156)
Treasury stock, at cost	(4,573,305)	(4,477,032)
Total Pitney Bowes Inc. stockholders' equity	178,721	77,259

Total liabilities, noncontrolling interests and stockholders' equity	$6,141,461	$6,499,702

(1)Certain prior year amounts have been revised.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
(Unaudited; in thousands)

	Three Months Ended December 31,
			%
	2015	2014	Change
Revenue

North America Mailing	$363,316	$376,421	(3%)
International Mailing	113,930	133,621	(15%)
Small & Medium Business Solutions	477,246	510,042	(6%)

Production Mail	122,298	131,730	(7%)
Presort Services	122,247	117,350	4%
Enterprise Business Solutions	244,545	249,080	(2%)

Software Solutions	102,992	116,462	(12%)
Global Ecommerce	112,164	77,244	45%
Digital Commerce Solutions	215,156	193,706	11%

Other	-	31,085	(100%)

Total revenue	$936,947	$983,913	(5%)

EBIT (1)

North America Mailing	$164,537	$165,764	(1%)
International Mailing	14,485	21,363	(32%)
Small & Medium Business Solutions	179,022	187,127	(4%)

Production Mail	16,793	19,678	(15%)
Presort Services	27,709	29,995	(8%)
Enterprise Business Solutions	44,502	49,673	(10%)

Software Solutions	13,627	20,573	(34%)
Global Ecommerce	9,267	7,533	23%
Digital Commerce Solutions	22,894	28,106	(19%)

Other	-	5,275	(100%)

Total EBIT	246,418	270,181	(9%)

Unallocated amounts:
Interest, net (2)	(40,003)	(42,013)
Corporate and other expenses	(61,136)	(69,594)
Restructuring charges and asset impairments, net	(11,477)	(61,894)
Other expense, net	(78)	-
Acquisition/disposition related expenses	(4,500)	-

Income from continuing operations before income taxes	$129,224	$96,680

(1)	Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges and other items, which are not allocated to a particular business segment.
(2)	Includes financing interest expense and interest expense, net.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
(Unaudited; in thousands)

	Twelve Months Ended December 31,
			%
	2015	2014	Change
Revenue

North America Mailing	$1,435,140	$1,491,927	(4%)
International Mailing	445,328	572,440	(22%)
Small & Medium Business Solutions	1,880,468	2,064,367	(9%)

Production Mail	421,178	462,199	(9%)
Presort Services	473,612	456,556	4%
Enterprise Business Solutions	894,790	918,755	(3%)

Software Solutions	385,908	428,662	(10%)
Global Ecommerce	362,087	281,643	29%
Digital Commerce Solutions	747,995	710,305	5%

Other	54,807	128,077	(57%)

Total revenue	$3,578,060	$3,821,504	(6%)

EBIT (1)

North America Mailing	$646,913	$642,521	1%
International Mailing	51,070	88,710	(42%)
Small & Medium Business Solutions	697,983	731,231	(5%)

Production Mail	48,254	47,543	1%
Presort Services	104,655	98,230	7%
Enterprise Business Solutions	152,909	145,773	5%

Software Solutions	48,531	51,193	(5%)
Global Ecommerce	19,229	16,633	16%
Digital Commerce Solutions	67,760	67,826	(0%)

Other	10,569	19,240	(45%)

Total EBIT	929,221	964,070	(4%)

Unallocated amounts:
Interest, net (2)	(159,374)	(169,450)
Corporate and other expenses	(213,095)	(233,126)
Restructuring charges and asset impairments, net	(25,782)	(84,560)
Other income (expense), net	94,838	(45,738)
Acquisition/disposition related expenses	(14,983)	-

Income from continuing operations before income taxes	$610,825	$431,196

(1)	Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges and other items, which are not allocated to a particular business segment.
(2)	Includes financing interest expense and interest expense, net.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited; in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Income from continuing operations
after income taxes, as reported:	$80,426	$58,952	$402,672	$300,006
Restructuring charges and asset impairments, net	9,481	44,188	18,089	59,349
Loss (gain) on sale/disposition of businesses	4,149	-	(84,250)	-
Acquisition and disposition transaction costs	48	-	11,475	-
Legal settlement	-	-	4,250	-
Acquisition related compensation expense	-	-	7,246	-
Investment divestiture	-	-	(7,756)	(9,774)
Extinguishment of debt	-	-	-	37,833
Income from continuing operations
after income taxes, as adjusted:	$94,104	$103,140	$351,726	$387,414

Diluted earnings per share from
continuing operations, as reported:	$0.41	$0.29	$2.00	$1.47
Restructuring charges and asset impairments, net	0.05	0.22	0.09	0.29
Loss (gain) on sale/disposition of businesses	0.02	-	(0.42)	-
Acquisition and disposition transaction costs	-	-	0.06	-
Legal settlement	-	-	0.02	-
Acquisition related compensation expense	-	-	0.04	-
Investment divestiture	-	-	(0.04)	(0.05)
Extinguishment of debt	-	-	-	0.19
Diluted earnings per share from continuing
operations, as adjusted:	$0.48	$0.51	$1.75	$1.90

Net cash provided by operating activities,
as reported:	$163,924	$258,094	$514,639	$655,526
Capital expenditures	(36,686)	(59,286)	(166,329)	(180,556)
Restructuring payments	16,030	14,011	62,086	56,162
(Receipts) payments related to investment divestiture	-	(59,475)	20,602	(5,737)
Reserve account deposits	1,428	253	(24,202)	(15,666)
Acquisition related compensation payment	-	-	10,483	-
Tax payment related to sale of Imagitas	5,306	-	21,224	-
Cash transaction fees related to acquisitions
and dispositions	6,856	-	17,971	-
Extinguishment of debt	-	-	-	61,657

Free cash flow, as adjusted:	$156,858	$153,597	$456,474	$571,386

Note: The sum of the earnings per share amounts may not equal the totals due to rounding.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited; in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Income from continuing operations
after income taxes, as reported	$80,426	$58,952	$402,672	$300,006
Restructuring charges and asset impairments, net	9,481	44,188	18,089	59,349
Loss (gain) on sale/disposition of businesses	4,149	-	(84,250)	-
Acquisition and disposition transaction costs	48	-	11,475	-
Legal settlement	-	-	4,250	-
Acquisition related compensation expense	-	-	7,246	-
Investment divestiture	-	-	(7,756)	(9,774)
Extinguishment of debt	-	-	-	37,833
Income from continuing operations
after income taxes, as adjusted	94,104	103,140	351,726	387,414
Provision for income taxes, as adjusted	46,581	50,840	186,651	155,705
Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,594	4,594	18,375	18,375
Income from continuing operations
before income taxes, as adjusted	145,279	158,574	556,752	561,494
Interest, net	40,003	42,013	159,374	169,450
Adjusted EBIT	185,282	200,587	716,126	730,944
Depreciation and amortization	45,826	54,728	173,312	197,234
Adjusted EBITDA	$231,108	$255,315	$889,438	$928,178

CONTACT:
For Pitney Bowes Inc.
Editorial
Bill Hughes, 203-351-6785
Chief Communications Officer
or
Financial
Charles F. McBride, 203-351-6349
VP, Investor Relations